Exhibit 99.2	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe Ewing (712) 277-7305 jewing@terraindustries.com
Terra further responds to OFT announcement
about proposed UK joint venture
Sioux City, Iowa (January 26, 2007)—Upon further review of the UK Office of Fair Trading’s (OFT) announcement today that it will refer the planned UK joint venture between Terra Industries Inc. (NYSE: TRA) and Kemira GrowHow Oyj (OMX: KGH1V) to the Competition Commission, Terra reports that it is pleased that the OFT has found no competition concerns in the fertilizer market, the primary business of the proposed joint venture.
The OFT’s concerns relate to the supply of certain process chemicals—businesses that account for less than 3 per cent of sales of the proposed joint venture.
Both companies will now work with the Competition Commission as it considers the issues. The Competition Commission’s inquiry is likely to take up to six months.
For additional information please contact:
In London: Dominic Fry and Susanna Voyle, Tulchan Communications: +44 (0)20 7353 4200
In Sioux City: Joe Ewing, Terra Industries: +1 712 277 7305
In Helsinki: Kaj Friman, Kemira GrowHow: +358 102 152 502
In New York: Matthew Sherman, Joele Frank, Wilkinson Brimmer Katcher: +1 212 355 4449
About Terra Industries Inc.
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products. It employs about 1,200 people in North America and UK and is listed on the New York Stock Exchange. Terra Industries Inc. purchased Terra Nitrogen UK from ICI in 1997.
About Kemira GrowHow Oyj
Kemira GrowHow Oyj is one of the leading producers of fertilizer and feed phosphates in Europe. Kemira GrowHow develops and markets fertilizers and integrated solutions for crop cultivation, animal feed supplements and chemicals required in various industries. The company has approximately 2,700 employees worldwide and in 2005 net sales were 1221 million euros. Kemira GrowHow Oyj is listed on the Helsinki Stock Exchange.
About the Memorandum of Understanding and the proposed joint venture
The Memorandum of Understanding, announced on October19th 2006, is a non-legally binding agreement and is subject, inter alia, to clearance from the UK competition authorities, negotiation of definitive documents and lender consent. It is not subject to the approval of shareholders in either Terra Industries Inc. or Kemira GrowHow Oyj.

The proposed joint venture is expected to be held 50/50 by Terra Industries and Kemira GrowHow and to own and operate the sites of Terra Nitrogen (UK) Limited’s facilities on Teesside and Severnside and the site of Kemira GrowHow UK Limited at Ince.
Terra Nitrogen (UK) Limited is the largest UK producer of ammonium nitrate and Kemira GrowHow UK Limited is the UK’s largest producer of compound fertilizers. The proposed joint venture would therefore provide a complete fertilizer offering for agricultural customers. Both businesses are also leading producers of process chemicals.
Through the proposed joint venture, Terra Industries and Kemira GrowHow expect to create significant cost and operational synergies that would enhance their ability to service and compete in increasingly challenging markets. Both Terra Nitrogen (UK) Limited and Kemira GrowHow UK Limited are committed to working with employees and their representatives, including signatory unions, through the coming months.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s and/or Kemira GrowHow Oyj’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. In respect of Terra Industries Inc., a non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Neither Terra Industries Inc. or Kemira GrowHow Oyj undertakes any obligation to publicly update or revise any forward-looking statement set out in this announcement, whether as a result of new information, future developments or otherwise.
# # #

Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.